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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



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      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): SEPTEMBER 29, 1999

                        SCIENTIFIC GAMES HOLDINGS CORP.
             (Exact name of Registrant as Specified in its Charter)



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           DELAWARE                           000-22298                    58-1943521
(State or other jurisdiction of        (Commission File Number)        (I.R.S. Employer
incorporation or organization)                                        Identification No.)
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                          1500 BLUEGRASS LAKES PARKWAY
                           ALPHARETTA, GEORGIA 30004
                                 (770) 664-3700


(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


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ITEM 5.   OTHER EVENTS

         As initially reported in July 1993 and periodically reported thereafter, the Company's Scientific Games Inc. ("SGI") subsidiary owns a minority interest in Wintech de Colombia S.A. ("Wintech"), which formerly operated the Colombian national lottery under contract with Empresa Colombiana de Recursos para la Salud, S.A. ("Ecosalud"), an agency of the Colombian government. The contract projected that certain levels of lottery ticket sales would be attained and provided a penalty against Wintech, SGI and the other shareholders of Wintech of up to $5,000,000 if such performance levels of lottery ticket sales were not achieved. In addition, with respect to a further guarantee of performance under the contract with Ecosalud, SGI delivered to Ecosalud a $4,000,000 bond issued by a Colombian surety, Seguros del Estado ("Seguros"). Wintech started the instant lottery in Colombia, but, due to difficulties beyond its control, including, among other factors, social and political unrest in Colombia, frequently interrupted telephone service and power outages, and competition from another lottery being operated in a province of Colombia in violation of Wintech's exclusive license from Ecosalud, the projected sales level was not met for the year ended June 1993. On July 1, 1993, Ecosalud adopted resolutions declaring, among other things, that the contract was in default and asserted various claims for compensation and penalties against Wintech, SGI and other shareholders of Wintech. As the Company has previously disclosed in its filings with the Commission, litigation is pending in Colombia concerning various claims among Ecosalud, Wintech and SGI, relating to the termination of the contracts with Ecosalud (the "Colombian Litigation"). Ecosalud's claims in the Colombian litigation were for, among other things, realization on the full amount of the penalty, plus interests and costs of the bond.

         SGI has consulted with Colombian counsel and been advised that SGI has various legal defenses to Ecosalud's claims. SGI also has certain cross indemnities and undertakings from the two other privately held shareholders of Wintech for their respective shares of any liability to Ecosalud. SGI also has certain cross indemnities and undertakings from the two other private shareholders of Wintech for their respective shares of any liability to Ecosalud. That obligation is secured in part by a $1,500,000 confirmed letter of credit in favor of SGI. The Colombian surety which issued a $4,000,000 bond to Ecosalud under the contract paid $2,400,000 to Ecosalud under the bond, and made demand upon SGI for that amount under the indemnity agreement entered into by the surety and SGI. SGI declined to make or authorize any such payment and notified the surety that any payment in response to Ecosalud's demand on the bond was at the surety's risk. No assurance can be given that the other shareholders of Wintech will, or have sufficient assets to, honor their indemnity undertakings to SGI when the claims by the Ecosalud against SGI and Wintech are finally resolved, in the event such claims result in any final liability.

         On April 2, 1998, Seguros brought suit against SGI in the United States District Court for the Northern District of Georgia, Atlanta Division, Civil Action No. 1:98-CV-968-CAM. The plaintiff sought $2,400,000 for sums paid by Seguros to Ecosalud under the surety bond on November 1, 1994, plus interest at the Colombian bank rate of interest. SGI filed a motion to dismiss based on the Colombian statute of limitations of two years and, alternatively, sought that the



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case be dismissed on other grounds. Seguros filed a motion for summary judgment with the Court on May 6,1998 seeking summary judgment on its claim in the amount of $2,400,000, plus interest.

         On September 29,1999, the District Court issued an order in which it denied various motions of SGI, including a motion to dismiss, and granted Seguros' motion for summary judgment. On September 29, 1999, the District Court also entered judgment for Seguros in the amount of $2,400,000 or the equivalent in Colombian pesos as of the judgment date, plus pre-judgment interest at a rate of 38.76% per annum, equivalent to approximately $4.6 million.

         SGI intends to appeal the matters covered by the District Court's order and judgment. SGI may be required to post an appeal bond in approximately the amount of $7 million and expects to do so through its existing bonding arrangements. SGI continues to believe that it has meritorious defenses, including that the amount paid by Seguros was improperly paid because of the default by Ecosalud of its obligations to the SGI, which claims remain the subject of separate litigation in Colombia.

         In addition to vigorously prosecuting its appeal of the District Court's order and judgment, SGI continues to vigorously defend the Colombian litigation and has been advised by counsel that SGI has various defenses on the merits as well as procedural defenses to the litigation (which it has asserted). Nevertheless, it is not possible to determine the outcome of the appeal of the order and judgment granted to Seguros or the outcome of any litigation in Colombia.


ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS

         (c)  Exhibits.

              Exhibit 99.1  Press Release dated October 1, 1999



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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     SCIENTIFIC GAMES HOLDINGS CORP.




Date: October 5, 1999                By: /s/ C. Gray Bethea, Jr.
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                                             C. Gray Bethea, Jr.
                                             Vice President, Secretary and
                                             General Counsel



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                               INDEX TO EXHIBITS


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 Exhibit 99.1     Press Release dated October 1, 1999 .................................            6
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